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Exhibit 10-ff

FIFTH AMENDMENT TO
PARTICIPATION AGREEMENT

        THIS FIFTH AMENDMENT TO PARTICIPATION AGREEMENT, dated as of December 31, 2001 (this " Amendment "), amends the Participation Agreement, dated as of October 22, 1999, by and among ADC Telecommunications, Inc., a Minnesota corporation (" ADC " or " Lessee "), as Lessee; Lease Plan North America, Inc., not in its individual capacity, except as expressly stated therein, but solely as Agent Lessor for the Participants (the " Agent Lessor "); the Persons named on Schedule I thereto, as Participants; and ABN AMRO Bank N.V., as Administrative Agent, as amended by (A) the First Amendment to Participation Agreement, dated as of January 29, 2001 (the " First Amendment "), (B) the Second Amendment to Participation Agreement, dated as of August 24, 2001 (the " Second Amendment "), (C) the Third Amendment to the Participation Agreement and Lease, dated as of October 31, 2001 (the " Third Amendment ") and (D) the Fourth Amendment to the Participation Agreement and Lease, dated as of December 11, 2001 (the " Fourth Amendment ") (as so amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the " Participation Agreement "). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in Appendix 1 to the Participation Agreement.

        WHEREAS, the parties hereto have entered into the Participation Agreement and the other Operative Documents to fund the Construction of the Financed Improvements on the Land;

        WHEREAS, prior to the date of this Amendment, the Put Event and Base Term Commencement Date have occurred;

        WHEREAS, the parties hereto desire to amend the Participation Agreement as hereinafter set forth, including to amend certain existing covenants and create new affirmative covenants of Lessee and to set forth the applicable margins with respect to the calculation of Basic Rent;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

        SECTION 1. AMENDMENTS. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 , the Participation Agreement shall be amended in accordance with Sections 1.1 through 1.16 .

        SECTION 1.1 Fees . Section 4.1(b)(ii) of the Participation Agreement is hereby amended by deleting the second paragraph in its entirety.

        SECTION 1.2 Fees . Section 4.1 of the Participation Agreement is hereby amended by adding a new clause (vi), which shall read as follows:

  "(vi) On the Fifth Amendment Effective Date and on the first day of each Fiscal Quarter thereafter, if the then aggregate Benefited Participants' outstanding Participant Balances is not fully Cash Collateralized on any such date pursuant to Section 8.20(c) , Lessee shall pay on each such date to each Benefited Participant a fee (the " Ticking Fee ") equal to the product of (A) the then outstanding Uncollateralized Participant Balance for such Participant and (B) 10 basis points (0.10%)."

        SECTION 1.3 Fees . Section 4.1 of the Participation Agreement is hereby amended by adding a new clause (vii), which shall read as follows:

  "(vii) Lessee shall pay to each Benefited Participant from time to time a facility fee (the " Facility Fee ") at a rate per annum equal to the product of (x) 20 basis points (0.20%) per annum and (y) such Benefited Participant's outstanding Participant Balance as of the date such fee is calculated; such Facility Fees being payable to Lessee on each Payment Date.

          The Administrative Agent shall provide to Lessee from time to time not less than six (6) Business Days prior to the due date(s) for the Commitment Fees, a written statement of the amount of the Commitment Fees then due, the due date therefor and the calculation thereof; provided, however , that the Administrative Agent's failure to give such notice shall not relieve Lessee of its obligation to pay timely all Commitment Fees, Ticking Fees and Facility Fees. The Commitment Fees and Facility Fees shall be payable in arrears on each Payment Date and shall be computed on the basis of the actual number of days from and including each Payment Date to but excluding the next succeeding Payment Date (or for any partial period, for the actual number of days in such partial period, including the first day of such partial period but excluding the last day of such partial period), for which such Commitment Fees and Facility Fees are payable over a year of 360 days; provided, however , that the initial period for the Commitment Fees shall be the period from and including the Document Closing Date to but excluding the immediately succeeding Payment Date; provided, however , that the initial period for the Facility Fees shall be the period from and including the Fifth Amendment Effective Date to but excluding the immediately succeeding Payment Date."

        SECTION 1.4 Limitation on Liens . Section 8.2(j) of the Participation Agreement is hereby amended by adding immediately after the reference to "permitted hereunder" the following:

  "and for purposes of acquiring additional assets in which neither Lessee nor its Subsidiaries has an interest prior to the date such capital leases become effective"

        SECTION 1.5 Limitation on Liens . Section 8.2(k) of the Participation Agreement is hereby amended and restated in its entirety as follows:

  "(k) (A) Liens on any Excluded Asset (other than Excluded Assets of the type described at sections 4, 5 and 6 of Schedule I to the Fifth Amendment) and (B) a Lien granted to First Union National Bank on the Asset Collateral for purposes of securing First Union National Bank's consent under Section 8.22 of the Participation Agreement, provided that First Union National Bank's rights in such assets will be pari passu with those rights of the Agent Lessor and will only secure the obligations (not to exceed $53,000,000 in the aggregate) under the existing Synthetic Lease evidenced in part by that certain Participation Agreement dated as of December 12, 2000, as amended among ADC Telecommunications, Inc., First Security Bank, National Association (now known as Wells Fargo Bank Northwest, N.A.), First Union Securities, Inc. and First Union National Bank."

        SECTION 1.6 Limitation on Liens . Section 8.2 of the Participation Agreement is hereby amended by deleting clause (l) in its entirety.

        SECTION 1.7 Limitation on Liens . Section 8.2 of the Participation Agreement is hereby amended by adding the following paragraph immediately after clause (k) thereof:

  "If Lessee shall have fully Cash Collateralized the Obligations in accordance with Section 8.20(c) and all applicable preference periods shall, in the reasonable judgment of Administrative Agent, have lapsed, then upon satisfaction of the foregoing requirements and following the receipt by the Administrative Agent of a written request from Lessee, Agent Lessor, Administrative Agent and the Required Participants shall reasonably cooperate to amend the Operative Documents to delete the covenants with respect to restrictions on Liens at this Section 8.2."

        SECTION 1.8 Restricted Payments . Section 8.11 of the Participation Agreement is hereby amended by adding immediately after the reference to "Lessee and any Wholly-Owned Subsidiary may" the following: ", with respect to the following clauses (a), (b) and (c) below, and any Wholly-Owned

Subsidiary may, with respect to clause (d) below," and (B) amending and restating clause (c) in its entirety as follows:

  "(c) make "earn-out" payments in connection with Acquisitions; provided that (i) both before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (ii) if such declaration, payment, purchase, redemption or other acquisition were made on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to the terms hereof, no Default or Event of Default would have occurred as a result thereof."

        SECTION 1.9 Restricted Payments . Section 8.11 of the Participation Agreement is hereby amended by (A) deleting the period at the end of clause (c) thereof and replacing it with ";" and (B) adding the following new clause (d) immediately after clause (c) thereof:

  "(d) declare or pay dividends to Lessee or to another Wholly-Owned Subsidiary."

        SECTION 1.10 Net Worth . Section 8.17 of the Participation Agreement is hereby amended and restated in its entirety as follows:

  "Lessee shall not permit at any time Net Worth to be less than the sum of (a) $1,638,000,000, plus (b) for each fiscal year, commencing with the fiscal year ending October 31, 2001, 50% of positive net income for such fiscal year, plus (c) with respect to the issuance or sale of capital stock of Lessee or the conversion of Indebtedness of Lessee into equity of Lessee, in each case occurring after the date hereof, 50% of the aggregate Net Issuance Proceeds received by Lessee from such issuance or sale of capital stock, plus 50% of the principal amount of any Indebtedness so converted if such issuance, sale or conversion occurs at a time when Lessee shall have no Rating or at a time when Lessee's Rating is lower than BBB- and Baa3, respectively; such covenant to be calculated as of the end of each Fiscal Quarter."

        SECTION 1.11 Funded Debt; Funded Debt to EBITDA Ratio . Section 8.18 of the Participation Agreement is hereby amended and restated in its entirety as follows:

  "(a) Lessee shall not permit the aggregate principal amount of funded Debt of Lessee and its Subsidiaries to exceed, in the aggregate at any time during any Fiscal Quarter set forth below, the amount set forth opposite such Fiscal Quarter:

Fiscal Quarter	Amount
The Fiscal Quarter ending January 31, 2002	$500,000,000
The Fiscal Quarter ending April 30, 2002	$500,000,000
The Fiscal Quarter ending July 31, 2002	$500,000,000
The Fiscal Quarter ending October 31, 2002	$500,000,000

          (b)  Lessee shall not permit, as of the end of any Fiscal Quarter set forth below, the ratio of (x) the aggregate principal amount of funded Debt of Lessee and its Subsidiaries to (y) EBITDA for the four consecutive Fiscal Quarters then ending, to exceed the ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter	Ratio
The Fiscal Quarter ending January 31, 2003	5.0:1
The Fiscal Quarter ending April 30, 2003	4.0:1
The Fiscal Quarter ending July 31, 2003	3.5:1
The Fiscal Quarter ending October 31, 2003	3.5:1
Commencing with the Fiscal Quarter ending on January 31, 2004 and as of the end of any Fiscal Quarter thereafter	3.0:1

        SECTION 1.12 EBITDA; EBITDA to Interest Expense Ratio . Section 8.19 of the Participation Agreement is hereby amended and restated in its entirety as follows:

          (a)  Lessee shall not permit, for the periods set forth below, EBITDA to be less than:

Period	EBITDA Amount
For the two consecutive Fiscal Quarters ending on April 30, 2002	$(35,000,000)
For the three consecutive Fiscal Quarters ending on July 31, 2002	$(8,000,000)
For the four consecutive Fiscal Quarters ending on October 31, 2002	$58,000,000
For the four consecutive Fiscal Quarters ending on January 31, 2003	$98,000,000
For the four consecutive Fiscal Quarters ending on April 30, 2003	$136,000,000
For the four consecutive Fiscal Quarters ending on July 31, 2003	$153,000,000
For the four consecutive Fiscal Quarters ending on October 31, 2003 and for the four consecutive Fiscal Quarters ending as of the last day of any Fiscal Quarter thereafter	$147,000,000

  provided, however , that compliance shall be measured on a cumulative basis for each such period ending on or before October 31, 2002, and thereafter on a rolling four quarter basis.

          (b)  Lessee shall not permit, for the period consisting of four consecutive Fiscal Quarters ending on the dates set forth below, the ratio of EBITDA for such period to Interest Expense for such period to be less than the ratio set forth opposite such period then ending (it being understood that compliance shall be measured on a rolling four quarter basis for each such period):

Period	Ratio
The four consecutive Fiscal Quarters ending on January 31, 2003	3:0:1
The four consecutive Fiscal Quarters ending on April 30, 2003 and for the four consecutive Fiscal Quarters ending as of the last day of any Fiscal Quarter thereafter	4:0:1

        SECTION 1.13 Enhancer Collateral . Section 8.20 of the Participation Agreement is hereby amended by adding immediately after clause (b) thereof the following new clause (c):

  "(c) Additional Enhancer Collateral . Following the receipt of a written request by Lessee and provided no Event of Default exists, Agent Lessor and Administrative Agent shall reasonably cooperate with Lessee to permit Lessee to Cash Collateralize the Obligations which are or may from time to time be due and owing to the Benefited Participants in accordance with the terms and conditions to be agreed upon between the parties hereto and satisfactory to Agent Lessor,

  Administrative Agent and each Participant in their sole and reasonable discretion. In connection with such request and prior to delivery of any Additional Enhancer Collateral, Lessee shall execute and deliver to Agent Lessor for the benefit of the Benefited Participants, such amendments to the Operative Documents (including, without limitation, Section 5.3 of the Participation Agreement) and such further documents and instruments as Agent Lessor or Administrative Agent may reasonably request to evidence the creation and perfection of the security interest and Lien in the Additional Enhancer Collateral, including the execution, delivery, filing and recording of any pledge or security agreements, custody agreements, financing statements and acknowledgments and opinions of counsel requested by Agent Lessor or Administrative Agent. Agent Lessor for the benefit of the Benefited Participants shall have a first priority perfected security interest in the Additional Enhancer Collateral."

        SECTION 1.14 The Participation Agreement is hereby amended by adding immediately after Section 8.21 thereof the following new Section 8.22:

        "SECTION 8.22 Asset Collateral .

          Lessee shall, on the earlier of (i) March 31, 2002 (the " Asset Collateralization Date ") or (ii) the date on which a lien is granted to First Union National Bank for purposes of securing its consent under Section 8.22 of the Participation Agreement, pledge and grant to Agent Lessor for the benefit of the Benefited Participants, a security interest in and Lien upon all of the consolidated assets (tangible and intangible) of Lessee and its Affiliates and Subsidiaries, other than Excluded Assets, whether then or thereafter existing or in which Lessee then has or thereafter acquires an interest and wherever the same may be located (the " Asset Collateral "), to secure the Obligations which are or may from time to time be due and owing to the Benefited Participants. Upon request by Lessee and Lessee's demonstration to the reasonable satisfaction of the Required Participants that the capital stock or other equity ownership interests of an entity having its jurisdiction of organization outside of the United States represent an immaterial portion of the Net Worth of Lessee and that such perfection of security interest in such assets would be uneconomical, the Required Participants will reasonably consider not requiring Lessee to make filings or recordings outside the United States to perfect security interests in such assets. Prior to the Asset Collateralization Date, Lessee shall execute and deliver to Agent Lessor for the benefit of the Benefited Participants, such amendments to the Operative Documents (including, without limitation, Section 5.3 of the Participation Agreement) and such further documents, opinions of counsel and instruments as Agent Lessor or Administrative Agent may reasonably request to evidence the creation and perfection of the security interest and Liens in the Asset Collateral, including the execution, delivery, filing and recording of any mortgages, intercreditor agreements, financing statements and acknowledgments requested by Agent Lessor or Administrative Agent. Agent Lessor for the benefit of the Benefited Participants shall have a first priority security interest and Lien in the Asset Collateral, subject only to Liens permitted by Section 8.2, provided that the security interest or Lien granted to Agent Lessor pursuant to this Section 8.22 shall be at least equal in priority to such other permitted liens, other than such permitted liens at Section 8.2 which by operation of law would be senior to the Liens to be granted to Agent Lessor hereunder. Agent Lessor or Administrative Agent shall deliver a draft of the security agreement providing for a grant of the Lien on the Asset Collateral to Lessee by not later than March 1, 2002."

        SECTION 1.15 The Participation Agreement is hereby amended by adding immediately after Section 8.22 thereof the following new Section 8.23:

          "8.23 Credit Facilities . Lessee hereby covenants that it shall promptly inform in writing Agent Lessor and Administrative Agent of any credit facility to which it is a party and which shall become effective on or after December 31, 2001 and shall promptly provide Agent Lessor and Administrative Agent with written copies of all documentation relating to the same, including without limitation an accurate and complete copy of any credit agreement made a part thereof. Lessee further acknowledges and agrees that the Agent Lessor, Administrative Agent and the Noncollateralized Required Participants may, at their sole discretion, elect to revise and amend the Operative Documents as necessary to conform the Operative Documents to the provisions of any such credit facility. Lessee further acknowledges and agrees that it shall reasonably cooperate with the Agent Lessor, Administrative Agent and the Noncollateralized Required Participants to effectuate any such amendments or revisions to such documents."

        SECTION 1.16 Definitions.

          (a)  The definition of "ADC Event of Default" appearing in Appendix 1 to the Participation Agreement is hereby amended by (A) deleting the "or" at the end of clause (j) thereof, (B) replacing the period at the end of clause (k) thereof with ";" and (C) adding to such definition immediately after clause (k) thereof the following new clauses (l) and (m) as follows: "(l) Lessee fails to comply with the obligations set forth in Section 8.22 of the Participation Agreement on or before the Asset Collateralization Date; or (m) Lessee fails to promptly execute any documentation submitted by Agent Lessor, Administrative Agent or the Noncollateralized Required Participants pursuant to or in pursuance of Section 8.23 of the Participation Agreement."

          (b)  The definition of "Applicable Tranche A2 Margin" appearing in Appendix 1 to the Participation Agreement is hereby amended by deleting the reference to "225 basis points" and replacing it with the reference to "375 basis points".

          (c)  The definition of "Applicable Tranche A3 Margin" appearing in Appendix 1 to the Participation Agreement is hereby amended by deleting the reference to "235 basis points" and replacing it with the reference to "385 basis points".

          (d)  The definition of "Applicable Tranche B Margin" appearing in Appendix 1 to the Participation Agreement is hereby amended by deleting the reference to "250 basis points" and replacing it with the reference to "400 basis points".

          (e)  The definition of "Applicable Tranche C Margin" appearing in Appendix 1 to the Participation Agreement is hereby amended by deleting the reference to "350 basis points" and replacing it with the reference to "500 basis points".

          (f)    The definition of "Debt" appearing in Appendix 1 to the Participation Agreement is hereby amended and restated in its entirety as follows: "Debt" of a Person means "Indebtedness" of such Person of the types described in clauses (a), (b), (c), (d), (e), (f) and (g) of the definition thereof and clause (i) of the definition thereof as to the Guaranty Obligations in respect of indebtedness or obligations of customers of Lessee or its Subsidiaries or Affiliates, together with all Indebtedness of the type described in such clauses secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts receivable and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          (g)  The definition of "EBITDA" appearing in Appendix 1 to the Participation Agreement is hereby amended and restated in its entirety as follows: "EBITDA" means, for any applicable period, Net Income for such period, plus (A) to the extent deducted in determining Net Income for such period, the aggregate amount of (i) Interest Expense, (ii) federal, state, local and foreign income taxes, (iii) depletion, depreciation and amortization of tangible and intangible assets and (iv) the interest component of rent expense for such period associated with all Synthetic Leases under which the Lessee or any Subsidiary is the lessee minus (B).without duplication and to the extent included in determining such Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

          (h)  The definition of "Fiscal Year" appearing in Appendix 1 to the Participation Agreement is hereby amended and restated in its entirety as follows: "Fiscal Year" means any period of twelve consecutive calendar months ending on October 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2001 Fiscal Year") refer to the Fiscal Year ending on October 31st of such calendar year.

          (i)    The definition of "Indebtedness" appearing in Appendix 1 to the Participation Agreement is hereby amended and restated in its entirety as follows: "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all obligations with respect to capital leases and Synthetic Lease Obligations; (f) all Receivables Financings of such Person; (g) all obligations of such Person upon which interest charges are customarily paid; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of the Participation Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership in which such Person is a general partner and all obligations (or any portion of such obligations) which are (A) incidentally incurred by Lessee and its Subsidiaries (other than a Subsidiary described in clause (B) below) in connection with the securitization of assets whether or not such securitization constitutes the sale of or grant of a security interest in such assets under applicable accounting rules or (B) incurred by a Subsidiary that is formed for the sole purpose of a securitization transaction described in clause (A) above.

          (j)    The definition of "Interest Expense" appearing in Appendix 1 to the Participation Agreement is hereby amended and restated in its entirety as follows: "Interest Expense" means, for any applicable period, the aggregate consolidated interest expense (both cash and non-cash and determined without regard to original issue discount) of Lessee and its Subsidiaries for such period plus, without duplication, any interest expense which would have accrued during such period if all Indebtedness which existed immediately after the consummation of any merger to which Lessee is a party or of any Acquisition by Lessee or its Subsidiaries, in each case, during such period was in existence on the first day of such period, as determined in accordance with GAAP, including, to the extent allocable to interest expense in accordance with GAAP, (i) all other fees paid or owed with respect to the issuance or maintenance of Contingent Obligations (including letters of credit of Lessee and its Subsidiaries), (ii) net costs or benefits payable under Swap Contracts of Lessee and its Subsidiaries, (iii) the portion of any payments made in respect of obligations in respect of capitalized leases of Lessee and its Subsidiaries allocable to interest expense, (iv) the portion of any rental payments made in respect of Synthetic Leases under which Lessee or any Subsidiary is lessee allocable to interest and (v) interest-equivalent costs associated with any Receivables Financing, whether accounted for as interest expense or loss on the sale of receivables.

          (k)  The definition of "Synthetic Lease" appearing in Appendix 1 to the Participation Agreement is hereby amended and restated in its entirety as follows: "Synthetic Lease" means any lease of real or personal property that constitutes an operating lease for GAAP purposes but indebtedness of the lessee for federal income tax purposes, including the lease financings provided for in the Operative Documents and in the "Operative Documents" as that term is defined in

  Appendix 1 to Participation Agreement dated as of September 15, 2000, among ADC Telecommunications, Inc., a Minnesota corporation, as Lessee; Lease Plan North America, Inc., not in its individual capacity, except as expressly stated therein, but solely as Agent Lessor for the Participants; the Persons named on Schedule I thereto, as Participants; and ABN AMRO Bank N.V., as Administrative Agent, as amended by (i) the First Amendment to Participation Agreement and Lease and Waiver dated as of October 2, 2000, (ii) the Second Amendment to Participation Agreement dated as of November 30, 2000, (iii) the Third Amendment to Participation Agreement dated as of January 29, 2001 and (iv) the Fourth Amendment to Participation Agreement dated as of August 24, 2001.

          (l)    The definition of "Tranche A2 Basic Rent" appearing in Appendix 1 to the Participation Agreement is hereby amended and restated in its entirety as follows: "Tranche A2 Basic Rent" means, for each Payment Date with respect to each Interest Period ending on such Payment Date, an amount equal to the sum of

          (x)  with respect to Certificate Amounts not outstanding at the Alternate Base Rate, the product of (a)the daily aggregate Certificate Amounts of the Tranche A2 Participants, (b) the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Tranche A2 Margin, (c) 1/360 and (d) the number of days in such Interest Period; provided , that immediately upon the occurrence of an Event of Default, the foregoing clause (b) shall be deemed to be the sum of the Alternate Base Rate in effect in such Interest Period plus 350 basis points per annum; plus

          (y)  with respect to Certificate Amounts of the Tranche A2 Participants outstanding at the Alternate Base Rate, the product of (a) the daily aggregate Certificate Amount of the Tranche A2 Participants, (b) the Alternate Base Rate, (c) 1/365 and (d) the number of days in such Interest Period; provided , that immediately upon the occurrence of an Event of Default, the foregoing clause (b) shall be deemed to be the sum of the Alternate Base Rate in effect in such Interest Period plus 350 basis points per annum;

  provided that, notwithstanding the foregoing, with respect to the portion of the Tranche A2 Participant Balance attributable to the amounts funded by the Tranche A2 Participant on the date of the Final Advance (other than amounts transferred to GE pursuant to the GE Assignment) the Tranche A2 Basic Rent shall be calculated by reference to the Tranche A2 Cost of Funding Rate rather than the LIBO Rate (Reserve Adjusted), during the period commencing on the date of the Final Advance and ending on but excluding date which is the first Payment Date following the Payment Date occurring on the Base Term Commencement Date.

          (m)  The definition of "Tranche A3 Basic Rent" appearing in Appendix 1 to the Participation Agreement is hereby amended and restated in its entirety as follows: "Tranche A3 Basic Rent" means, for each Payment Date with respect to each Interest Period ending on such Payment Date, an amount equal to the sum of

          (x)  with respect to Certificate Amounts of the Tranche A3 Participants not outstanding at the Alternate Base Rate, the product of (a) the daily aggregate Certificate Amounts of the Tranche A3 Participants, (b) the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Tranche A3 Margin, (c) 1/360 and (d) the number of days in such Interest Period; provided , that immediately upon the occurrence of an Event of Default, the foregoing clause (b) shall be deemed to be the sum of the Alternate Base Rate in effect in such Interest Period plus 375 basis points per annum; plus

          (y)  with respect to Certificate Amounts of the Tranche A3 Participants outstanding at the Alternate Base Rate, the product of (a) the daily aggregate Certificate Amount of the Tranche A3 Participants, (b)the Alternate Base Rate, (c) 1/365 and (d) the number of days in such Interest Period; provided , that immediately upon the occurrence of an Event of Default, the foregoing clause (b) shall be deemed to be the sum of the Alternate Base Rate in effect in such Interest Period plus 375 basis points per annum;

  provided that, notwithstanding the foregoing, with respect to the portion of the Tranche A3 Participant Balance attributable to the amounts funded by the Tranche A3 Participant on the date of the Final Advance (other than amounts transferred to GE pursuant to the GE Assignment) the Tranche A3 Basic Rent shall be calculated by reference to the Tranche A3 Cost of Funding Rate rather than the LIBO Rate (Reserve Adjusted), during the period commencing on the date of the Final Advance and ending on but excluding the date which is the first Payment Date following the Payment Date occurring on the Base Term Commencement Date.

          (n)  The definition of "Tranche B Basic Rent" appearing in Appendix 1 to the Participation Agreement is hereby amended by deleting the reference to "250 basis points" and replacing it with the reference to "400 basis points".

          (o)  The definition of "Tranche C Basic Rent" appearing in Appendix 1 to the Participation Agreement is hereby amended by deleting the reference to "275 basis points" and replacing it with the reference to "425 basis points".

          (p)  Appendix I to the Participation Agreement is hereby amended by deleting the following terms: "Tranche A2 Put Margin", "Tranche A3 Put Margin", "Tranche B Put Margin" and "Tranche C Put Margin".

          (q)  Appendix I to the Participation Agreement is hereby amended by adding thereto the following new terms in proper alphabetical order:

          " Asset Collateral " is defined in Section 8.22 of the Participation Agreement.

          " Asset Collateralization Date " is defined in Section 8.22 of the Participation Agreement.

          " Benefited Participants " means all Participants other than the Tranche A4 Participants.

          " Cash Collateralize " means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Benefited Participants, as collateral for the Obligations which are or may from time to time be due and owing to the Benefited Participants, either (i) cash or (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government or any agency thereof and supported by the full faith and credit of the United States, provided the maturity of such obligations is not longer than one year, and in an amount that shall be at least 111.11% of aggregate Benefited Participants' outstanding Participant Balance (such cash or marketable direct obligations referred to as " Additional Enhancer Collateral "), pursuant to Section 8.20(c) of the Participation Agreement.

          " Excluded Assets " means those assets described in Schedule I attached to the Fifth Amendment.

          " Existing Synthetic Leases " means those four Synthetic Leases evidenced in part by (i) a Master Lease Agreement dated as of July 31, 2000, as amended, between ADC Telecommunications, Inc. and ADC 2000 Trust, (ii) Participation Agreement dated as of December 12, 2000, as amended among ADC Telecommunications, Inc., First Security Bank, National Association (now known as Wells Fargo Bank Northwest, N.A.), First Union Securities, Inc. and First Union National Bank, (iii) Participation Agreement dated as of September 15, 2000, among ADC Telecommunications, Inc., a Minnesota corporation, as Lessee;

  Lease Plan North America, Inc., as Agent Lessor for the Participants; the Persons named on Schedule I thereto, as Participants; and ABN AMRO Bank N.V., as Administrative Agent, as amended, and (iv) the Participation Agreement.

          " Fifth Amendment " means that certain Fifth Amendment to Participation Agreement dated as of December 31, 2001, by and among Lessee, Administrative Agent, Agent Lessor and the Participants.

          " Fifth Amendment Effective Date " means December 31, 2001.

          " Receivables Financing " means any one or more receivables financings in which the Lessee or any Subsidiary thereof sells, conveys or otherwise contributes any accounts, receivables, notes receivables, rights to future lease payments or residuals or capital (collectively, together with certain related property relating thereto and the right to collections thereon, being the "Transferred Assets") to a Receivables Financing SPE, which Receivables Financing SPE then either sells (as determined in accordance with GAAP) undivided interests in all or a portion of the Transferred Assets, and/or grants a security interest in such Transferred Assets as security for a loan, to any Person that is not a Subsidiary or Affiliate of the Lessee.

          " Receivables Financing SPE " means any Subsidiary or Affiliate of the Lessee (or any Subsidiary thereof) to which the Lessee (or any Subsidiary thereof) sells, contributes or otherwise conveys any Transferred Assets in connection with such Receivables Financing.

          " Synthetic Lease Obligations " means, with respect to any Synthetic Lease, at any time, an amount equal to the sum of (a) all remaining rental obligations of the lessee under such Synthetic Lease which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations under such Synthetic Lease assuming the lessee has exercised the option to purchase the leased property at the end of the lease term.

        " Transferred Assets " shall have such meaning as is given in the definition of "Receivables Financing" herein.

        " Uncollateralized Participant Balance " means, with respect to each Benefited Participant as of any date of determination, an amount equal to (i) such Benefited Participant's outstanding Participant Balance on such date minus (ii) the portion of any Additional Enhancer Collateral (or proceeds thereof) pledged by Lessee to Agent Lessor pursuant to Section 8.20(c) of the Participation Agreement which is distributable to such Benefited Participant following the occurrence of an Event of Default to reduce such Benefited Participant's Participant Balance pursuant to Section 5.3 of the Participation Agreement, as calculated by the Administrative Agent.

        " Wholly Owned Subsidiary " means any Subsidiary of Lessee of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled.

        SECTION 2. CONDITIONS PRECEDENT. This Amendment shall become effective as of the date hereof upon the satisfaction of each of the following conditions precedent:

          (a)  The Agent Lessor shall have received this Amendment duly executed by each of the parties thereto.

          (b)  Each of the Participants and the Agent Lessor shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment and each other document, instrument and UCC financing statement executed and delivered in connection herewith or therewith to the extent each of the Participants or the Agent Lessor or their respective counsel may reasonably request (collectively (including this Amendment), the " Fifth Amendment Documents ").

          (c)  Legal matters incident to the execution and delivery of the Fifth Amendment Documents shall be satisfactory to each of the Participants and the Agent Lessor and their respective counsel.

          (d)  Lessee shall have paid to Administrative Agent the ticking fee to be paid on the date hereof.

        SECTION 3. REPRESENTATIONS AND WARRANTIES.

        Each of the parties hereto hereby represents and warrants that, as of the date hereof, (A) the execution, delivery and performance of each Fifth Amendment Document to which it is a party has been duly authorized by such party, (B) the person executing each Fifth Amendment Document to which it is a party on its behalf has been duly authorized to act on its behalf, (C) each Fifth Amendment Document to which it is a party constitutes its legal, valid, binding and enforceable agreement, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting the rights of creditors generally, and (D) its entry into each Fifth Amendment Document to which it is a party will not violate any law, rule or regulation or constitute a default under any material agreement by which it is bound or by which any of its assets are affected. In order to induce the Participants and the Agent Lessor to execute and deliver each Fifth Amendment Document to which it is a party, Lessee hereby represents to each of the Participants and the Agent Lessor that, as of the date hereof, (i) the representations and warranties set forth in Section 7.2 of the Participation Agreement are and shall be and remain true and correct, (ii) Lessee is in full compliance with all of the terms and conditions of each Operative Document and Fifth Amendment Document to which it is a party, (iii) no Default or Event of Default has occurred and is continuing or shall result after giving effect to each Fifth Amendment Document, (iv) the fair market value of the Asset Collateral consisting of intangible and tangible assets located outside of the United States does not exceed 35%of Lessee's Net Worth and (v) the fair market value of the Asset Collateral consisting of intangible and tangible assets located within the United States but which are assets owned by any entity whose jurisdiction of origin is outside the United States does not exceed 2%of Lessee's Net Worth. ABN AMRO BANK N.V., and Lease Plan North America, Inc. each represent that, together, they represent the Required Participants.

        SECTION 4. COVENANTS. The Lessee hereby covenants and agrees to, promptly after the Fifth Amendment Effective Date, request that Wachovia Bank, N.A. as agent and Blue Ridge Asset Funding Corporation amend that certain Receivables Purchase Agreement dated as of December 12, 2001, as amended, to permit (i) ADC Telecommunications Sales, Inc. to pledge the stock of ADC Receivables Corp. I and (ii) ADC Telecommunications Sales, Inc. and ADC DSL Systems, Inc. to pledge the subordinated notes issued by ADC Receivables Corp. I held by each, to the Agent Lessor to secure the Lessee's obligations under this Agreement with such pledges to become effective on the Asset Collateralization Date. Lessee also covenants and agrees to cooperate fully in Lessor's effort to enter into an intercreditor agreement with Wachovia Bank, N.A. and Blue Ridge Asset Funding Corporation in connection with such pledges. Upon request of Administrative Agent or Agent Lessor, Lessee covenants and agrees to request similar consents in form and substance reasonably satisfactory to Administrative Agent and Agent Lessor to permit the pledge to Agent Lessor of the stock or equity interest and any similar note with respect to any other Receivables Financing SPE or Receivables Financings and to fully cooperate with any intercreditor agreements.

        SECTION 5. MISCELLANEOUS.

          SECTION 5.1    Continuing Effectiveness, etc.    This Amendment shall be deemed to be an amendment to the Participation Agreement, and the Participation Agreement, as amended hereby, and each other Operative Document, shall remain in full force and effect and are hereby ratified, approved and confirmed in each and every respect. On and after the date hereof, all references to the "Participation Agreement" in the Operative Documents or in any other document, instrument, certificate, agreement, opinion or writing shall be deemed to refer to the Participation Agreement, as the case may be, as amended hereby. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment, modification or waiver of any provision of, or any right, power or remedy of any party hereto under, any Operative Document.

          SECTION 5.2    Severability.    Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 5.3    Headings.    The various headings of this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

          SECTION 5.4    Execution in Counterparts.    This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

          SECTION 5.5    Governing Law.    THIS AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW. This Amendment constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, written or oral, with respect thereto.

          SECTION 5.6    Successors and Assigns.    This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          SECTION 5.7    Fees and Expenses.    Lessee agrees to pay on demand all costs and expenses of or incurred by each of the other parties hereto in connection with the negotiation, preparation, execution and delivery of each Fifth Amendment Document, including (i) any costs and expenses incurred in connection with the execution, delivery, filing and recording of any amendments to the Operative Documents, other related documents, instruments, financing statements and acknowledgments with respect to the Additional Enhancer Collateral or the Asset Collateral to be granted pursuant to Sections 1.13 and 1.14 of this Amendment, (ii) any reasonable costs and expenses incurred in connection with the covenants set forth in Section 4 and (iii) the reasonable fees and expenses of counsel for the Agent Lessor.

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ADC TELECOMMUNICATIONS, INC., as Lessee
By:	/s/ GOKUL V. HEMMADY
Name:	Gokul V. Hemmady

Title:	Vice President and Treasurer

LEASE PLAN NORTH AMERICA, INC., not in its individual capacity, except as expressly stated in the Participation Agreement, but solely as Agent Lessor
By:	/s/ BLAKE J. LACHER
Name:	Blake J. Lacher

Title:	Vice President

ABN AMRO BANK N.V., as Administrative Agent and as a Participant
By:	/s/ PETER L. EATON
Name:	Peter L. Eaton

Title:	Group Vice President

By:	/s/ JOHN P. RICHARDSON
Name:	John P. Richardson

Title:	Vice President

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FIFTH AMENDMENT TO PARTICIPATION AGREEMENT